                                                                 EXHIBIT (G)(10)

                         AMENDMENT TO CUSTODIAN CONTRACT

      Amendment, dated December 20, 2004, to the Custodian Contract, dated April 26, 2001, as amended, by and between State Street Bank and Trust Company (the "Custodian") and CGM Trust (the "Fund"), on behalf of each of its Portfolios (the "Contract"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Contract.

                  In consideration of the promises and covenants contained herein and in the Contract, the Custodian and the Fund hereby agree to amend the Contract as follows:

I.    SECTION 2.2  DELIVERY OF SECURITIES

                  Section 2.2(15) is renumbered as Section 2.2(17), and new Sections 2.2(15) and 2.2(16) are added to the Contract as follows:

      15) For delivery as margin in connection with short sales transactions entered into by the Fund on behalf of a Portfolio, provided that the Fund has given to the Custodian Proper Instructions that authorize the Custodian to deliver such assets without contemporaneous receipt of other assets in exchange therefor (a "FREE DELIVERY");

      16) For delivery as initial margin or variation margin in connection with futures or options on futures transactions entered into by the Fund, on behalf of a Portfolio, provided that the Fund, has given to the Custodian Proper Instructions that authorize the Custodian to make a free delivery of such assets; and

II.   SECTION 2.6(6)  PAYMENT OF FUND MONIES

                  Section 2.6(7) is renumbered to Section 2.6(9), Section 2.6(6) is revised as shown below, and new Sections 2.8(7) and 2.6(8) are added as follows:

      6) For payment of the amount of dividends or interest received with respect to securities sold short by the Fund, on behalf of a Portfolio, provided that the Fund has given to the Custodian Proper Instructions that authorize the Custodian to make a free delivery of such monies;

      7) For payment as margin in connection with short sales transactions entered into by the Fund on behalf of a Portfolio, provided that the Fund has given to the Custodian Proper Instructions that authorize the Custodian to make a free delivery of such monies;

      8) For payment as initial margin or variation margin in connection with futures or options on futures transactions entered into by the Fund, on behalf of a Portfolio, provided that the Fund has given to the Custodian Proper Instructions that authorize the Custodian to make a free delivery of such monies; and

III. Except as specifically set forth herein, the terms and provisions of the Custodian Contract continue to apply with full force and effect.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the 20th day of December, 2004.

                                    CGM TRUST
                                    On behalf of each of its Portfolios


                                    By: /s/ Robert L. Kemp
                                        ------------------
                                    Name: Robert L. Kemp
                                    Title: President


                                    STATE STREET BANK AND TRUST COMPANY


                                    By: /s/ Joseph L. Hooley
                                        --------------------
                                            Joseph L. Hooley
                                            Executive Vice President